EXPRESS, INC. REPORTS STRONG FOURTH QUARTER 2021 RESULTS AND POSITIVE OPERATING INCOME FOR FULL YEAR 2021
Fourth quarter positive comparable sales and gross margin expansion exceeded expectations

•Net sales increased 38% in the fourth quarter compared to 2020. Consolidated comparable sales increased 43% compared to 2020 and 4% compared to 2019
•Strong growth in fourth quarter eCommerce demand of 33% versus 2020 and 21% versus 2019; on track to achieve goal of $1 billion in eCommerce demand by 2024
•Generated positive full year operating income driven by operating income of $10 million in the fourth quarter
•Generated full year EBITDA of $65 million and operating cash flow of $89 million
•Provides first quarter and full year 2022 outlook, and expects comparable sales to increase 25% - 30% in the first quarter and 7% - 9% in the full year compared to 2021

Columbus, Ohio - March 9, 2022 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the fourth quarter and full year 2021. These results, which cover the thirteen and fifty-two weeks ended January 29, 2022, are compared to the thirteen and fifty-two weeks ended January 30, 2021. Certain results are compared to the thirteen and fifty-two weeks ended February 1, 2020, as indicated.

"In 2021, we delivered profitable growth in the second, third and fourth quarters, and drove positive operating income and free cash flow for the full year," said Tim Baxter, Chief Executive Officer. "Comparable sales improved sequentially throughout the year, culminating in a positive 4% comp in the fourth quarter compared to 2019. We had a strong holiday season and our momentum has continued."

"Our transformation has been driven by significant progress in each of the four foundational pillars of the EXPRESSway Forward strategy: Outstanding product, a relevant and compelling brand purpose, a customer loyalty program driving higher engagement, and solid execution. The momentum of our business is tangible evidence that the strategy is working," continued Baxter.

Full Year 2021 Highlights
•Increased sales by 55% and comparable sales by 37% compared to 2020, driven by outstanding consumer response to our product and momentum in both retail and outlet channels
•Drove a 32% increase in eCommerce demand compared to 2020 and saw increases across all key metrics for our website and mobile app, including traffic, conversion, average order value, and average unit retail
•Delivered gross margin improvement of 260 basis points compared to 2019, including the negative impact of $18 million of expense related to supply chain challenges
•Generated $65 million of EBITDA and $55 million of free cash flow
•Significantly reduced promotional activity and increased full-price selling which delivered a 13% increase in average unit retail compared to 2019
•Successfully engaged existing customers and acquired new ones, ending the year with the highest number of active loyalty members in the Company's 40-year history

"We are well positioned to build upon this success and continue our momentum in 2022. We are on track to achieve our goal of $1.0 billion in eCommerce demand, and expect to generate a mid-single digit operating margin and over $100 million in operating profit, by 2024," Baxter concluded.

Fourth Quarter 2021 Operating Results
•Consolidated net sales increased 38% to $594.9 million from $430.3 million in the fourth quarter of 2020, with consolidated comparable sales up 43%. Compared to 2019, consolidated comparable sales increased by 4%.
◦Comparable retail sales, which includes both Express stores and eCommerce, increased 45% compared to the fourth quarter of 2020 and 4% compared to 2019.
◦Comparable outlet sales increased 39% compared to the fourth quarter of 2020 and 1% compared to 2019.
•Gross margin was 29.2% of net sales compared to 16.6% in last year's fourth quarter, an increase of approximately 1,260 basis points. Compared to 2019, gross margin increased by 220 basis points.
◦Merchandise margin improved approximately 590 basis points compared to 2020 driven by positive customer response to our new receipts and significant reduction in promotional activity.
◦Buying and occupancy expenses leveraged approximately 670 basis points compared to 2020 due to increased sales and rent reductions.
•Selling, general, and administrative (SG&A) expenses were $163.2 million, 27.4% of net sales, versus $134.0 million, 31.1% of net sales, in last year's fourth quarter. The improvement in SG&A rate is primarily driven by leveraging the increased sales. The $29.2 million increase versus 2020 is mainly driven by last year's pandemic related store closures and current year incremental investments in marketing.
•Operating income was $10.3 million compared to a loss of $62.7 million in the fourth quarter of 2020 and a loss of $189.9 million in the fourth quarter of 2019.
•Net income was $7.6 million, or $0.11 per diluted share. This compares to a net loss of $53.3 million, or a loss of $0.82 per diluted share, in the fourth quarter of 2020. On an adjusted basis, net loss was $43.1 million, or a loss of $0.66 per diluted share, in the fourth quarter of 2020.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $25.8 million compared to negative EBITDA of $45.0 million in the fourth quarter of 2020. EBITDA was negative $168.7 million in the fourth quarter of 2019.

Full Year 2021 Operating Results
•Consolidated net sales increased 55% to $1,870 million from $1,208 million in 2020, with consolidated comparable sales up 37%. Compared to 2019, consolidated comparable sales decreased by 2%. Comparable sales in the last three quarters were positive and improved sequentially throughout the year.
◦Comparable retail sales, which includes both Express stores and eCommerce, increased 41% compared to 2020.
◦Comparable outlet sales increased 27% versus 2020.
•Operating income was $0.8 million compared to a loss of $455.2 million in 2020.
•Net loss was $14.4 million, or a loss of $0.22 per diluted share. On an adjusted basis, net loss was $15.0 million, or a loss of $0.23 per diluted share, excluding the benefit of a partial release of the valuation allowance against the Company's deferred tax assets. This compares to a net loss of $405.4 million, or a loss of $6.27 per diluted share, in 2020. On an adjusted basis, net loss was $314.3 million, or a loss of $4.86 per diluted share, in 2020.
•EBITDA was $64.7 million compared to negative EBITDA of $384.7 million in 2020. EBITDA was negative $132.8 million in 2019.

Balance Sheet and Cash Flow Highlights
•Cash and cash equivalents totaled $41.2 million at the end of 2021 versus $55.9 million at the end of 2020.
•Inventory was $358.8 million at the end of 2021, up 36% compared to $264.4 million at the end of 2020 driven primarily by actions taken to mitigate supply chain challenges to include increasing in transit times and holding late holiday deliveries for Fall 2022.
•Short-term debt was $11.2 million and long-term debt was $117.6 million at the end of 2021 compared to long-term debt of $192.0 million at the end of 2020.
•At the end of 2021, $145.8 million remained available for borrowing under the revolving credit facility.
•Operating cash flow was $89.4 million for the full year ended January 29, 2022, compared to negative $323.6 million for the full year ended January 30, 2021, and $90.7 million for the full year ended February 1, 2020.
•Capital expenditures totaled $34.8 million for the full year ended January 29, 2022, compared to $16.9 million for the full year ended January 30, 2021, and $37.0 million for the full year ended February 1, 2020.
•Free cash flow was $54.6 million for the full year ended January 29, 2022, compared to negative $340.5 million for the full year ended January 30, 2021, and $53.7 million for the full year ended February 1, 2020.

2022 Outlook
This outlook is based on our strong 2021 performance and the power of our product, brand, and customer strategies balanced against the ongoing supply chain constraints, tight labor market and other inflationary pressures.
First Quarter 2022
The Company expects the following for the first quarter of 2022 compared to the first quarter of 2021:
•Comparable sales to increase 25% - 30%
•Gross Margin rate to increase approximately 550 basis points, including approximately $7 million of expenses related to mitigating supply chain challenges
•SG&A expenses as a percent of sales to leverage approximately 250 basis points
•Net interest expense of $4 million
•Effective Tax rate of approximately 50%
Full Year 2022
The Company expects the following for the full year 2022 compared to the full year 2021:
•Comparable sales to increase 7% - 9%
•Gross Margin rate to increase approximately 100 basis points
•SG&A expenses as a percent of sales approximately flat, including incremental investments in technology, higher labor expenses and general inflationary pressures
•Net interest expense of $13 million
•Capital expenditures of $50 - $55 million
•Inventory elevated in the first half of the year and closer to parity with sales growth in the back half of the year
Assumptions in the Company outlook may be affected by the continued uncertainty of the pandemic and its impacts throughout the supply chain.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information
A conference call to discuss fourth quarter and full year 2021 results is scheduled for March 9, 2022 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available beginning at 12:00 p.m. ET on March 9, 2022 until 11:59 p.m. ET on March 16, 2022, and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468. In addition, an investor presentation of fourth quarter and full year 2021 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on March 9, 2022.

About Express, Inc.
Grounded in versatility and powered by a styling community, Express is a modern, multichannel apparel and accessories brand whose purpose is to Create Confidence & Inspire Self-Expression. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (4) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (5) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (6) customer traffic at malls, shopping centers, and at our stores; (7) competition from other retailers; (8) our dependence on a strong brand image; (9) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (10) the failure or breach of information systems upon which we rely; (11) our ability to protect customer data from fraud and theft; (12) our dependence upon third parties to manufacture all of our merchandise; (13) changes in the cost of raw materials, labor, and freight; (14) supply chain or other business disruption, including as a result of the coronavirus; (15) our dependence upon key executive management; (16) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (17) our substantial lease obligations; (18) our reliance on third parties to provide us with certain key services for our business; (19) impairment charges on long-lived assets; (20) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (21) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (22) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (23) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (24) changes in tariff rates; and (25) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
gjohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 29, 2022	January 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$41,176	$55,874
Receivables, net	11,744	14,556
Income tax receivable	53,665	111,342
Inventories	358,795	264,360
Prepaid rent	5,602	7,883
Other	19,755	20,495
Total current assets	490,737	474,510

Right of Use Asset, Net	615,462	797,785

Property and Equipment	975,802	969,402
Less: accumulated depreciation	(827,820)	(789,204)
Property and equipment, net	147,982	180,198

Other Assets	5,273	5,964
TOTAL ASSETS	$1,259,454	$1,458,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$196,628	$203,441
Accounts payable	231,974	150,230
Deferred revenue	35,985	32,430
Short-term debt	11,216	—
Accrued expenses	110,850	128,952
Total current liabilities	586,653	515,053

Long-Term Lease Liability	536,905	722,949
Long-Term Debt	117,581	192,032
Other Long-Term Liabilities	17,007	18,734
Total Liabilities	1,258,146	1,448,768

Commitments and Contingencies

Total Stockholders’ Equity	1,308	9,689
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,259,454	$1,458,457

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net Sales	$594,929	$430,335	$1,870,296	$1,208,374
Cost of Goods Sold, Buying and Occupancy Costs	421,381	358,924	1,311,829	1,213,281
GROSS PROFIT/(LOSS)	173,548	71,411	558,467	(4,907)
Operating Expenses:
Selling, general, and administrative expenses	163,177	134,001	558,187	450,834
Other operating expense/(income), net	66	136	(499)	(526)
TOTAL OPERATING EXPENSES	163,243	134,137	557,688	450,308

OPERATING INCOME/(LOSS)	10,305	(62,726)	779	(455,215)
Interest Expense, Net	2,952	1,386	15,198	3,401
Other (Income)/Expense, Net	(298)	—	(298)	2,733
INCOME/(LOSS) BEFORE INCOME TAXES	7,651	(64,112)	(14,121)	(461,349)
Income Tax Expense/(Benefit)	88	(10,832)	315	(55,900)
NET INCOME/(LOSS)	$7,563	$(53,280)	$(14,436)	$(405,449)

EARNINGS PER SHARE:
Basic	$0.11	$(0.82)	$(0.22)	$(6.27)
Diluted	$0.11	$(0.82)	$(0.22)	$(6.27)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	67,060	64,953	66,448	64,624
Diluted	69,243	64,953	66,448	64,624

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,436)	$(405,449)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	67,622	73,698
Loss on disposal of property and equipment	140	901
Impairment of property, equipment, and lease assets	—	34,380
Equity method investment impairment	—	3,233
Share-based compensation	9,809	9,462
Deferred taxes	—	54,967
Landlord allowance amortization	(496)	(416)
Other non-cash adjustments	—	(500)
Changes in operating assets and liabilities:
Receivables, net	2,812	(3,732)
Income tax receivable	57,677	(108,342)
Inventories	(94,435)	(44,057)
Accounts payable, deferred revenue, and accrued expenses	68,304	68,275
Other assets and liabilities	(7,617)	(6,046)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	89,380	(323,626)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(34,771)	(16,854)
NET CASH USED IN INVESTING ACTIVITIES	(34,771)	(16,854)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	148,000	165,000
Repayment of borrowings under the revolving credit facility	(219,050)	(58,950)
Proceeds from borrowings under the term loan facility	50,000	90,000
Repayment of borrowings under the term loan facility	(43,263)	—
Proceeds on financing arrangements	—	2,634
Repayments of financing arrangements	(769)	(1,864)
Costs incurred in connection with debt arrangements	(471)	(6,979)
Repurchase of common stock for tax withholding obligations	(3,754)	(626)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(69,307)	189,215

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,698)	(151,265)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	55,874	207,139
CASH AND CASH EQUIVALENTS, END OF PERIOD	$41,176	$55,874

Schedule 4
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income/(loss), adjusted operating income/(loss), adjusted diluted earnings per share, EBITDA, and free cash flow.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income/(loss), adjusted operating income/(loss), adjusted diluted earnings per share, and EBITDA are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share and EBITDA are used as a performance measures in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and EBITDA is also a metric used in our short-term cash incentive compensation plan. Management believes that free cash flow provides useful information regarding liquidity as it shows our operating cash flows less cash reinvested in the business (capital expenditures).

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income/(loss), operating loss, or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Fifty-Two Weeks Ended January 29, 2022
(in thousands, except per share amounts)	Operating Income	Income Tax Impact	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$779		$(14,436)	$(0.22)	66,448
Valuation allowance on deferred taxes (a)	—	(521)	(521)	(0.01)
Adjusted Non-GAAP Measure	$779		$(14,957)	$(0.23)
a.Valuation allowance released due to utilization of deferred tax assets in the current year.

	Thirteen Weeks Ended January 30, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(62,726)			$(53,280)	$(0.82)	64,953
Impairment of property, equipment and lease assets	4,527	(1,210)	(a)	3,317	0.05
Valuation allowance on deferred taxes (b)	—	12,378		12,378	0.19
Tax impact of the CARES Act (c)	—	(5,507)		(5,507)	(0.08)
Adjusted Non-GAAP Measure	$(58,199)			$(43,092)	$(0.66)
a.Items tax affected at the applicable deferred or statutory rate.
b.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
c.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.

	Fifty-Two Weeks Ended January 30, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(455,215)			$(405,449)	$(6.27)	64,624
Impairment of property, equipment and lease assets	34,380	(9,111)	(a)	25,269	0.39
Equity method investment impairment (b)	—	(642)		2,091	0.03
Valuation allowance on deferred taxes (c)	—	105,695		105,695	1.64
Tax impact of the CARES Act (d)	—	(42,060)		(42,060)	(0.65)
Tax impact of executive departures (e)	—	111		111	—
Adjusted Non-GAAP Measure	$(420,835)			$(314,343)	$(4.86)
a.Items tax affected at the applicable deferred or statutory rate.
b.Impairment before tax was $2.7 million and was recorded in other expense, net.
c.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
d.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.
e.Represents the tax impact related to the expiration of former executive non-qualified stock options.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
(in thousands)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net income/(loss)	$7,563	$(53,280)	$(14,436)	$(405,449)
Interest expense, net	2,952	1,386	15,198	3,401
Income tax expense/(benefit)	88	(10,832)	315	(55,900)
Depreciation and amortization	15,222	17,740	63,640	73,259
EBITDA (Non-GAAP Measure)	$25,825	$(44,986)	$64,717	$(384,689)

	Thirteen Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	February 1, 2020
Net loss	$(141,616)	$(164,358)
Interest income, net	(796)	(2,981)
Income tax benefit	(47,464)	(50,526)
Depreciation and amortization	21,201	85,099
EBITDA (Non-GAAP Measure)	$(168,675)	$(132,766)

	Fifty-Two Weeks Ended
(in thousands)	January 29, 2022	January 30, 2021	February 1, 2020
Net cash provided by (used in) operating activities	$89,380	$(323,626)	$90,710
Less:
Capital expenditures	(34,771)	(16,854)	(37,039)
Free Cash Flow (Non-GAAP Measure)	$54,609	$(340,480)	$53,671

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2021 - Actual			January 29, 2022 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(5)	346
Outlet Stores	—	(4)	203
Express Edit Stores	—	—	5
UpWest Stores	1	(1)	7
TOTAL	1	(10)	561	4.7 million

First Quarter 2022 - Projected			April 30, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(2)	344
Outlet Stores	—	(1)	202
Express Edit Stores	1	(1)	5
UpWest Stores	5	—	12
TOTAL	6	(4)	563	4.7 million

Full Year 2022 - Projected			January 28, 2023 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(8)	338
Outlet Stores	—	(2)	201
Express Edit Stores	5	(1)	9
UpWest Stores	9	(1)	15
TOTAL	14	(12)	563	4.6 million